Exhibit 99.1

Inspire Veterinary Partners Reports Third Quarter 2023 Financial Results

Virginia Beach, VA, (November 14, 2023) (ACCESSWIRE) - - Inspire Veterinary Partners, Inc. (Nasdaq: IVP) (“Inspire” or the “Company”), an owner and provider of pet health care services throughout the U.S., today reported financial results for its third quarter and nine months ended September 30, 2023.

“We are pleased to report strong third quarter 2023 results as a newly public company with total revenue growing 41 percent year-over-year,” said Kimball Carr, Chairman, President & Chief Executive Officer of Inspire. “The positive momentum in our business has continued through the third quarter making us optimistic about our overall growth prospects in 2023. Looking forward, we believe there is significant opportunity ahead of us in the large, growing, and unconsolidated pet care market.”

Mr. Carr added, “With our successful initial public offering behind us, we are very excited about the opportunity to accelerate the pace of our animal hospital acquisition program. We recently completed the acquisition of our first animal hospital in Pennsylvania, Valley Veterinary Service, whose 2022 gross revenues exceeded $1.7 million. Our team is focused on building a robust pipeline of acquisition targets. With 14 hospitals in 10 states, we believe there is a lot of growth potential ahead of us both organically and through acquisition. We are excited to execute our growth strategy and deliver enhanced value for our shareholders.”

Third Quarter 2023

Total revenue was $4.1 million for the third quarter of 2023, an increase of 42% compared to total revenue of $2.9 million in the prior year period, driven by an increase in sales in both Service and Product revenue which were significantly positively impacted by acquisitions. Service revenue for the third quarter of 2023 increased 30% to $2.9 million, driven primarily by three new animal hospitals and clinics acquired in 2023. Product revenue of $1.2 million increased 76% compared to the prior year period also driven primarily by the acquisition of additional animal hospitals and clinics in 2023.

General and administrative expenses increased $1.8 million or 103%, to $3.6 million for the three months ended September 30, 2023 compared to $1.8 million for the three months ended September 30, 2022. The increase was primarily due to the expenses generated by the Company’s acquired animal hospitals and clinics, the start-up and organizational expenses associated with the acquisitions and the costs associated with the Company’s initial public offering and listing on the Nasdaq Capital Market.

Net loss was $7.9 million for the third quarter of 2023 compared to net loss of $1.4 million for the prior year period. The increase in net loss was primarily attributable to the additional operating expenses, the non-cash beneficial conversion feature of $4.1 million on the convertible debenture and series A preferred stock recognized upon the completion of the IPO and the acquisition costs associated with the Company’s recently acquired animal hospitals and clinics. The Company also incurred additional costs associated with the initial public offering that closed on August 31, 2023.

First Nine Months of 2023

Total revenue was $12.9 million for the nine months of 2023, an increase of 93% compared to total revenue of $6.7 million in the prior year period, driven by an increase in sales in both Service and Product revenue which were significantly positively impacted by acquisitions. Service revenue for the nine months of 2023 increased 88% to $9.2 million primarily driven by acquisitions of animal hospitals and clinics accumulated since the prior period. Product revenue of $3.7 million increased 110% compared to the prior year period driven primarily by acquisitions of animal hospitals and clinics in 2023.

General and administrative expenses were $7.2 million for the first nine months of 2023 compared to $3.7 million in the prior year period. The increase was primarily due to the expenses generated by the Company’s animal hospitals and clinics acquired, the start-up and organizational expenses associated with acquisitions and the costs associated with the Company’s initial public offering and Nasdaq listing.

Net loss was $10.6 million for the first nine months of 2023 compared to a net loss of $3.0 million for the prior year period. The increase in net loss was primarily attributable to the additional operating expenses, the non-cash beneficial conversion feature of $4.1 million on the convertible debenture and series A preferred stock recognized upon the completion of the IPO and the acquisition costs associated with the Company’s recently acquired animal hospitals and clinics. The Company also incurred additional costs associated with its initial public offering.

Balance Sheet

As of September 30, 2023, the Company had cash and cash equivalents of approximately $1.9 million.

About Inspire Veterinary Partners, Inc.

Inspire Veterinary Partners is an owner/operator of  veterinary hospitals in the US. As the Company expands, it expects to acquire additional veterinary hospitals, including general practice, mixed animal facilities, and critical and emergency care.

For more information, please visit: www.inspirevet.com.

Connect with Inspire Veterinary Partners, Inc.

Facebook

https://www.facebook.com/InspireVeterinaryPartners/

LinkedIn

https://www.linkedin.com/company/inspire-veterinary-partners/

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to anticipated acquisitions, or factors that result in changes to the Company's anticipated results of operations related to acquisitions. These and other risks and uncertainties are described more fully in the section captioned ”Risk Factors“ in the Company’s Registration Statement on Form S-1 filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

TraDigital IR
Kevin McGrath
+1-646-418-7002
kevin@tradigitalir.com

General Inquires

Morgan Wood

Mwood@inspirevet.com

Inspire Veterinary Partners, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$1,956,385	$444,253
Accounts receivable	241,631	-
Due from former owners	-	269,883
Inventory	680,313	582,019
Refundable income tax	151,796	192,139
Prepaid expenses and other current assets	507,469	253,795
Total current assets	3,537,594	1,742,089

Property and equipment, net	7,314,924	7,323,050
Right-of-use assets	630,187	746,973
Other intangibles, net	2,185,974	2,729,574
Goodwill	7,614,553	7,614,553
Other assets	13,640	29,456
Total assets	$21,296,872	$20,185,695

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$2,301,452	$1,018,931
Accrued expenses	547,588	690,740
Cumulative Series A preferred stock dividends payable	133,828	-
Operating lease liabilities	89,579	91,152
Loan payable	859,600	-
Bridge note, net of discount	-	3,899,156
Convertible debentures, net of issuance costs	100,000	-
Notes payable, net of discount	1,061,580	1,549,861
Total current liabilities	5,093,627	7,249,840

Operating lease liabilities, non-current	569,262	666,179
Convertible debentures, net of issuance costs	-	3,688,805
Notes payable - noncurrent	12,921,607	13,716,352
Total liabilities	18,584,496	25,321,176

Commitments and contingencies (Note 12)

Stockholder’s equity (deficit)
Common stock - Class A, $0.0001 par value, 100 million shares authorized, 4,605,077 and 970,457 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	461	98
Common stock - Class B, $0.0001 par value, 20 million shares authorized, 3,891,500 and 4,300,000 shares issued and outstanding as of September 30,2023 and December 31, 2022, respectively	389	430
Convertible series A preferred stock, $0.0001 par value, 1,000,000 shares authorized, 442,458 and 0 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	44	-
Additional paid in capital	19,605,675	1,107,439
Accumulated deficit	(16,894,193)	(6,243,448)
Total stockholder's equity (deficit)	2,712,376	(5,135,481)
Total liabilities and stockholder's equity (deficit)	$21,296,872	$20,185,695

Inspire Veterinary Partners, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Service revenue	$2,935,922	$2,253,400	$9,209,501	$4,898,599
Product revenue	1,183,726	670,679	3,682,088	1,756,758
Total revenue	4,119,648	2,924,079	12,891,589	6,655,357

Operating expenses
Cost of service revenue (exclusive of depreciation and amortization, shown separately below)	2,206,216	1,717,483	6,847,963	3,583,420
Cost of product revenue (exclusive of depreciation and amortization, shown separately below)	853,622	457,068	2,631,752	1,166,353
General and administrative expenses	3,561,790	1,757,511	7,249,250	3,745,867
Debt extinguishment loss	16,105	-	16,105	-
Depreciation and amortization	313,316	163,208	915,824	325,563
Total operating expenses	6,951,049	4,095,270	17,660,894	8,821,203

Loss from operations	(2,831,401)	(1,171,191)	(4,769,305)	(2,165,846)

Other income (expense):
Interest income	12	981	18	1,019
Interest expense	(914,604)	(241,531)	(1,745,415)	(842,866)
Beneficial conversion feature	(4,137,261)	-	(4,137,261)	-
Other income	(748)	4,416	1,218	(180)
Total other expense	(5,052,601)	(236,134)	(5,881,440)	(842,027)

Loss before income taxes	(7,884,002)	(1,407,325)	(10,650,745)	(3,007,873)

Benefit for income taxes	-	-	-	30,094

Net loss	(7,884,002)	(1,407,325)	(10,650,745)	(2,977,779)
Dividend on convertible series A preferred stock	(133,828)	-	(133,828)	-
Net loss attributable to class A and B common stockholders	$(8,017,830)	$(1,407,325)	$(10,784,573)	$(2,977,779)

Net loss per Class A and B common shares:
Basic and diluted	$(1.25)	$(0.25)	$(1.90)	$(0.58)
Weighted average shares outstanding per Class A and B common shares:
Basic and diluted	6,434,432	5,662,712	5,662,712	5,145,456

Inspire Veterinary Partners, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(10,650,745)	$(2,977,779)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	915,824	322,165
Amortization of debt issuance costs	128,583	104,878
Amortization of debt discount	650,731	383,904
Amortization of operating right of use assets	116,786	13,958
Debt extinguishment loss	16,105	-
Issuance of warrants to CEO	2,701	-
Issuance of class A common stock for services	197,892	-
Beneficial conversion feature	4,137,261	-
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(241,631)	-
Due from former owners	269,883	(377,424)
Inventory	(98,294)	(169,894)
Refundable income tax	40,343	-
Prepaid expenses and other current assets	(253,674)	(9,973)
Other assets	15,816	-
Accounts payable	1,282,521	585,706
Accrued expenses	502,398	(185,724)
Operating lease liabilities	(98,490)	(7,743)
Net cash used in operating activities	(3,065,990)	(2,317,926)

Cash flows from investing activities:
Purchase of property and equipment	(360,082)	(3,452,254)
Purchase of intangible assets	(4,016)	(1,427,219)
Payment for acquisition of businesses	-	(4,158,214)
Advances for target acquisitions	-	46,337
Net cash used in investing activities	(364,098)	(8,991,350)

Cash flows from financing activities:
Proceeds from issuance of class A common stock in connection with initial public offering, net of offering costs	5,439,571	-
Advances from related parties	-	310,000
Net proceeds from loan payable	1,507,460	-
Payments on loan payable	(1,105,960)	-
Proceeds from note payable, net of discount	-	7,221,164
Debt issuance costs	-	(109,596)
Repayment of note payable	(1,298,851)	(347,842)
Proceeds from issuance of bridge notes	-	1,100,000
Proceeds from issuance of convertible debentures	650,000	1,252,000
Repayment of convertible debentures	(250,000)	-
Net cash provided by financing activities	4,942,220	9,425,726

Net increase (decrease) in cash and cash equivalents	1,512,132	(1,883,550)
Cash and cash equivalents, beginning of period	444,253	2,058,418
Cash and cash equivalents, end of period	$1,956,385	$174,868

Supplemental Disclosure of Cash Flow Information
Interest payments during the year	$188,952	$80,349

Noncash investing and financing activity
Liabilities recorded through operating leases	$-	$737,201
Acquisition of assets through operating leases	$-	$(737,201)
Series A Preferred Stock Dividend	$133,828	$-
Issuance of convertible series A preferred stock due to conversion of bridge notes	$4,440,688	$-
Issuance of class A common stock due to conversion of convertible debentures	$4,414,318	$-

Source: Inspire Veterinary Partners, Inc.